Exhibit 99.1

Ironclad Performance Wear Reports Second Quarter 2008 Results
Reduces Operating Loss by 17.5%, Revises Year-End Guidance

LOS ANGELES, CA - August 14, 2008 - Ironclad Performance Wear Corporation (ICPW.OB), a leader in high-performance gloves and apparel, today announced financial results for the three months ended June 30, 2008.

Second Quarter 2008 Results
Net sales decreased 16.4% for the second quarter of 2008 to $1.97 million, compared to net sales of $2.36 million from the corresponding period in 2007. This decrease is the result of a softening demand for our products in light of the general downturn in the economy and the absence in 2008 of a one-time promotional order of approximately $337,000 received in the same period of 2007.

Ironclad’s second quarter 2008 gross margin was essentially flat at 38.8% versus 38.9% for the same period last year, despite continued pressure on raw material costs, including crude oil, and transportation costs.

Operating expenses decreased by 17.4% during the second quarter of 2008 to $1.75 million, compared to $2.12 million in the prior year period. These savings are a direct result of the cost reduction initiatives implemented earlier in the year in response to the slowing economy.

Second quarter net loss decreased by 17.5% to $1.02 million compared to $1.23 million in the prior year period. The decreased loss in the second quarter of 2008 is, in part, the result of cost reduction initiatives undertaken by the Company during the first half of the year.

Basic and diluted net loss per share for the second quarter of 2008 were $(0.02) on a weighted average common shares outstanding of 40.8 million, compared to $(0.04) on a weighted average common shares outstanding of 30.1 million in the prior year period.

"We are disappointed with our net sales for the second quarter of this year." said Ed Jaeger, President and CEO of Ironclad Performance Wear. "The economic downturn, coupled with the continuing slide of the construction market, are having a significant negative impact on our wholesale and retail customers causing them to reduce inventories of Ironclad products.”

Balance Sheet Highlights
Cash at June 30, 2008, was $152.7 thousand compared to $520.4 thousand in the prior year period. Inventory and deposits on inventory were $4.25 million at June 30, 2008, compared to $2.74 million in the prior year period, reflecting the addition of apparel inventory in the second half of last year. Net working capital at June 30, 2008, was $2.05 million compared to $1.74 million in the prior year period. The Company had $1.25 million outstanding on its line of credit as of June 30, 2008, compared to $1.75 million at June 30, 2007. Warrant liability as of June 30, 2008 was $0 compared to $53 thousand on June 30, 2007. This warrant liability was satisfied in October of 2007.

Outlook for Full-Year 2008
Ironclad is no longer confident that it will hit its previously released revenue targets, nor is it likely to achieve profitability this calendar year. As a result, the Company is withdrawing its prior financial guidance for the year.

In addition, as a result of the tightening credit market, Ironclad is finding it difficult to raise sufficient short-term operating capital to finance its current production growth. This lack of short-term liquidity will likely have a negative impact on our operating results in the second half of the year. In addition, anticipated increased costs of our short-term liquidity, and increased transportation costs associated with importing our products, may cause some erosion in our margins. Therefore, over the course of the next 60 days, management will be assessing its current financial position and issuing guidance at the conclusion of the analysis.

Mr. Jaeger commented, “In spite of the fact that our revenues were down in the first half of 2008, we have a significant amount of booked business scheduled for delivery in the second half of the year. We continue to see significant interest in our glove technology within the industrial sector and internationally. For example, Ironclad was asked to develop a glove specifically designed for the oil and gas industry. As a result, we now have an initial order for 60,000 pairs of gloves to be delivered by the end of this year."

Q2 Financial Results Conference Call
Ironclad Performance Wear will hold its second quarter 2008 financial results conference call on Thursday, August 14, 2008 at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time). To participate in the conference call, interested parties should dial (800) 762-9441 ten minutes prior to the call. International callers should dial (480) 629-9029. If you are unable to participate in the live call, a replay will be available through Thursday, August 28, 2008. To access the replay, dial (800) 406-7325 (passcode: 391142). International callers should dial (303) 590-3030 and use the same passcode.

In addition, the conference call will also be broadcast live over the Internet and can be accessed at www.ironclad.com. For those unable to participate during the live broadcast, the Webcast will be archived on this site for two weeks.

About Ironclad Performance Wear Corporation
Ironclad, which created the performance work glove category in 1998, engineers manufactures and sells a comprehensive line of task-specific gloves and performance-fabric apparel. With its focus on innovation, design, advanced material science and durability, the company is leveraging its leadership position in the construction and industrial markets through an expansion into the cross-over action sports and outdoor enthusiast markets. Ironclad’s products are available at hardware stores, home centers, industrial suppliers, lumber yards, and sporting goods retailers nationwide, and in Australia, Canada, Japan, and Europe.

For more information on Ironclad, please visit www.ironclad.com.

Information about Forward-Looking Statements
This release contains "forward-looking statements" that include information relating to future events and future financial and operating performance. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which that performance or those results will be achieved. Examples of forward-looking statements include statements related to future operating results, profitability and margins, the Company’s ability to raise capital and upcoming product delivery requirements. Forward-looking statements are based on information available at the time they are made and/or management's good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause these differences include, but are not limited to: fluctuations in demand for Ironclad's products, the introduction of new products, Ironclad's ability to maintain customer and strategic business relationships, the impact of competitive products and pricing, growth in targeted markets, the adequacy of Ironclad's liquidity and financial strength to support its growth, and other information that may be detailed from time to time in Ironclad's filings with the United States Securities and Exchange Commission. For a more detailed description of the risk factors and uncertainties affecting Ironclad, please refer to the Company's recent Securities and Exchange filings, which are available at www.sec.gov. Ironclad undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts
Ironclad:
Ed Jaeger, CEO
(310) 643-7800 X106

or

Chris Miller, Director of Marketing
(310) 643-7800 X127

Ironclad Performance Wear Corp.
CONSOLIDATED STATEMENTS OF OPERATIONS
June 30, 2008

	Three Months Ended June 30, 2008	Three Months Ended June 30, 2007

REVENUES
Net sales	$1,969,216	$2,356,317

COST OF SALES
Cost of sales	1,204,783	1,439,115

GROSS PROFIT	764,433	917,202

OPERATING EXPENSES
General and administrative	622,238	927,928
Sales and marketing	806,506	895,540
Research and development	103,952	153,193
Operations	191,841	123,559
Depreciation and amortization	24,787	18,233

Total Operating Expenses	1,749,324	2,118,453

LOSS FROM OPERATIONS	(984,891)	(1,201,251)

OTHER INCOME(EXPENSE)
Interest expense	(24,710)	(31,715)
Change in fair value of warrant liability	-	(8,251)
Interest income	1,306	6,511
Unrealized loss on financing activities	1,575	-
Other income(expense), net	(11,720)	1,500

Total Other Income(Expense), Net	(33,549)	(31,955)

NET LOSS BEFORE INCOME TAXES	(1,018,440)	(1,233,206)

PROVISION FOR (BENEFIT FROM) INCOME TAXES	-	800

NET LOSS	$(1,018,440)	$(1,234,006)

BASIC AND DILUTED NET LOSS PER COMMON SHARE	$(0.02)	$(0.04)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	40,754,064	30,103,208

Ironclad Performance Wear Corp.
CONSOLIDATED BALANCE SHEET
June 30, 2008

ASSETS
Current Assets
Cash and cash equivalents	$152,684
Accounts receivable net of allowance for doubtful accounts of $75,000	1,007,845
Inventory	4,254,174
Prepaid and other	141,900

Total current assets	5,556,603

Property, Plant and equipment
Computer equipment and software	200,932
Vehicles	43,680
Office equipment and furniture	143,477
Leasehold improvements	36,934
Less: accumulated amortization	(205,519)

Total property, plant and equipment	219,504

Trademarks, net of $6,467 of accumulated amortization	93,530
Deposits	16,429

Total Assets	$5,886,066

LIABILITIES & STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable and accrued expenses	2,253,571
Line of credit	1,248,691
Current portion of captial lease	0

Total current liabilities	3,502,262

Long Term Liabilities	0

Total Liabilities	3,502,262

Stockholder's Equity
Common stock, $.001 par value; 172,744,750 million shares
authorized; 30,064,060 share issued and outstanding	42,465
Additional paid In capital	15,657,287
Accumulated deficit	(13,315,948)

Total Stockholders' Equity	2,383,804

Total Liabilities & Stockholders' Equity	$5,886,066